Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
August 31, 2010	Director of Investor Relations
813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. COMPLETES $6.3 MILLION
PURCHASE OF POOL OF RESIDENTIAL LOANS
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced it has completed the purchase of a pool of residential first lien mortgage loans utilizing $6.3 million of proceeds from its equity offering. This transaction completes the purchase of $20 million of loans previously disclosed as being under letters of intent. The pool generally consists of performing, fixed and adjustable rate mortgages located within the Company’s existing southern United States geographic footprint. The Company indicated that it anticipates this asset purchase will provide an unlevered return to shareholders in excess of its minimum return hurdles.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.9 billion of assets under management and annual revenues of approximately $180 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 230 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com
Safe Harbor Statement
Certain statements in this release and in our public documents to which we refer, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions are intended to identify forward looking statements. Forward-looking statements are based on the Company’s current belief, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to: future local, regional and national economic, business and employment conditions in general and local, regional and national employment and real estate market conditions in particular; the accuracy of the Company’s due diligence into and valuation of the loans acquired; the ability of the Company to effectively service the acquired loans; the enforceability of the underlying loan documentation received from the seller; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 2, 2010.
All forward looking statements set forth herein are qualified by this cautionary statement and are made only as of August 31, 2010. The Company undertakes no obligation to update or revise the information contained herein, including without limitation any forward-looking statements whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.